Exhibit 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

THURSDAY, NOVEMBER 3, 2005

UNIVERSAL COMPRESSION REPORTS

FISCAL 2006 SECOND QUARTER RESULTS,

RECORD EBITDA, AS ADJUSTED,

AND RAISES GUIDANCE

Houston, November 3, 2005 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported net income of $17.7 million, or $0.54 per diluted share, in the fiscal 2006 second quarter compared to $18.1 million, or $0.56 per diluted share, in the fiscal 2006 first quarter and $12.2 million, or $0.38 per diluted share, in the fiscal 2005 second quarter.

Revenue was $181.1 million in the fiscal 2006 second quarter compared to $207.7 million in the fiscal 2006 first quarter and $191.9 million in the fiscal 2005 second quarter.  EBITDA, as adjusted (as defined below), was $66.2 million in the fiscal 2006 second quarter compared to $65.2 million in the fiscal 2006 first quarter and $59.5 million in the fiscal 2005 second quarter.

Stephen A. Snider, Universal’s President and Chief Executive Officer, said, “We are pleased with our fiscal 2006 second quarter results which included record levels of EBITDA, as adjusted, and a 42% increase in diluted earnings per share as compared to prior year period results despite operational challenges from the recent hurricanes.  With overall healthy market activity levels and a strong demand for new contract units, we have increased our full year fiscal 2006 guidance for earnings per share and capital expenditures.

Hurricanes Katrina and Rita had a severe impact during the quarter on energy industry operations in the Gulf Coast area, but we incurred what we believe to be relatively minor property damage.  Many Universal employees suffered personal hardships and have not yet been able to return to their homes; however, we were fortunate that no employees were seriously injured as a result of these storms.  Our dedicated employees are working with our customers to help restore area operations to more normal activity levels.

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We continue to see favorable market growth trends.  The energy industry’s efforts to increase the supply of natural gas involve long-term investments in field production and delivery infrastructure.  We are contributing to these efforts by expanding our installed base of field compressors which we believe provides Universal with a long-term revenue source and enhances our overall market competitive position.”

Michael Anderson, Universal’s Chief Financial Officer, added, “We recently amended our senior secured credit agreement to provide for, among other things, a reduction in the interest rate on the term loan portion of the facility by 0.25%, enhanced ability to issue unsecured debt, and a more lenient total leverage ratio for any redemption of our common stock.  We are also pleased that we recently were able to refinance our asset backed securitization facility at attractive rates by issuing privately-placed long-term notes with investors.  Over the past two and one-half years, we have refinanced all of our debt resulting in a significantly lower cost of financing and extended maturities.  We believe our improved capital structure enhances our ability to grow the business going forward.”

Guidance

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements.” These statements do not include the potential impact of any acquisition, disposition, merger, joint venture or other transactions that could occur in the future.

For the three months ending December 31, 2005, the Company expects revenue to be $205 million to $215 million and earnings per diluted share to be $0.56 to $0.60.  For the twelve months ending March 31, 2006, the Company now expects earnings per diluted share of $2.25 to $2.35, compared to previous guidance of $2.15 to $2.30.  The Company continues to expect revenue of $800 million to $820 million in fiscal 2006.  Capital expenditures, net of sale proceeds, are now expected to be $145 million to $155 million in fiscal 2006, compared to previous guidance of $125 million to $140 million.

Conference Call

Universal will host a conference call today, November 3, 2005, at 10:00 am Central Time, 11:00 am Eastern Time, to discuss the quarter’s results and other corporate matters.  The conference call will be broadcast live over the Internet to provide interested persons the opportunity to listen.  The call will also be archived for approximately 90 days to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click “Investor Home” in the “Investor Relations” section) at least 15 minutes prior to the start of the call.  The replay of the call will be available at the website www.universalcompression.com.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense (including debt extinguishment costs and excluding gain on termination of interest rate swaps), depreciation and amortization, foreign currency gains or losses, excluding non-recurring items (including facility consolidation costs), and extraordinary gains or losses.

Forward-Looking Statements

Statements about Universal’s outlook and all other statements in this release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.  Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are the worldwide supply and demand for natural gas; the demand for Universal’s products and services; our ability to implement and effect price increases for our products and services; the ability of our competitors to capture market share and our ability to retain or increase our market share; our ability to manage the rising costs and availability of components and materials from our vendors; changes in our strategic direction; changes in laws or regulatory conditions in the U.S. and other countries in which we operate; our ability to timely, properly and cost-effectively implement our enterprise resource planning system; changes in our assessment of the impact of Hurricanes Katrina and Rita; and changes in the economic conditions in the U.S. or other countries in which we operate.

These forward-looking-statements are also affected by the risk factors and forward-looking statements described in Universal’s Annual Report on Form 10-K for the year ended March 31, 2005 and those set forth from time to time in Universal’s filings with the Securities and Exchange Commission (SEC), which are available through Universal’s website and through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

Universal, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	September 30,	June 30,	September 30,
	2005	2005	2004
Revenue:
Domestic contract compression	$81,964	$79,672	$73,178
International contract compression	31,076	30,300	22,872
Fabrication	28,193	55,836	57,772
Aftermarket services	39,895	41,876	38,062
Total revenue	181,128	207,684	191,884

Costs and expenses:
Domestic contract compression - direct costs	29,849	27,776	26,798
International contract compression - direct costs	8,087	7,907	5,412
Fabrication - direct costs	24,769	52,972	51,772
Aftermarket services - direct costs	31,782	33,047	30,204
Depreciation and amortization	26,439	25,633	23,123
Selling, general and administrative	21,012	20,438	18,245
Interest expense, net	13,034	12,460	16,154
Foreign currency (gain) loss	(610)	(837)	882
Other (income) expense	(524)	352	(56)
Total costs and expenses	153,838	179,748	172,534

Income before income taxes	27,290	27,936	19,350

Income tax expense	9,611	9,800	7,160

Net income	$17,679	$18,136	$12,190

Weighted average common and common equivalent shares outstanding:
Basic	31,902	31,800	31,336

Diluted	32,836	32,563	32,045

Earnings per share:
Basic	$0.55	$0.57	$0.39

Diluted	$0.54	$0.56	$0.38

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Dollars in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2005	2005	2004
Revenue:
Domestic contract compression	$81,964	$79,672	$73,178
International contract compression	31,076	30,300	22,872
Fabrication	28,193	55,836	57,772
Aftermarket services	39,895	41,876	38,062
Total	$181,128	$207,684	$191,884

Gross Profit:
Domestic contract compression	$52,115	$51,896	$46,380
International contract compression	22,989	22,393	17,460
Fabrication	3,424	2,864	6,000
Aftermarket services	8,113	8,829	7,858
Total	$86,641	$85,982	$77,698

Selling, General and Administrative	$21,012	$20,438	$18,245
% of Revenue	12%	10%	10%

EBITDA, as adjusted	$66,153	$65,192	$59,509
% of Revenue	37%	31%	31%

Capital Expenditures	$38,642	$41,886	$39,240
Proceeds from Sale of PP&E	3,876	4,400	2,749
Net Capital Expenditures	$34,766	$37,486	$36,491

Gross Margin:
Domestic contract compression	64%	65%	63%
International contract compression	74%	74%	76%
Fabrication	12%	5%	10%
Aftermarket services	20%	21%	21%
Total	48%	41%	40%

Reconciliation of GAAP to Non-GAAP Financial Information:
Net income	$17,679	$18,136	$12,190
Income tax expense	9,611	9,800	7,160
Depreciation and amortization	26,439	25,633	23,123
Interest expense, net	13,034	12,460	16,154
Foreign currency (gain) loss	(610)	(837)	882
EBITDA, as adjusted (1)	$66,153	$65,192	$59,509

	September 30,	June 30,	September 30,
	2005	2005	2004

Debt and Capital Lease Obligations	$818,646	$849,463	$792,966
Stockholders’ Equity	$908,605	$876,026	$832,604
Total Debt to Capitalization	47.4%	49.2%	48.8%

(1) Management believes disclosure of EBITDA, as adjusted, a non-GAAP measure, provides useful information to investors because, when viewed with our GAAP results and accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone.  Management uses EBITDA, as adjusted, as a supplemental measure to review current period operating performance, a comparability measure, a performance measure for period to period comparisons and a valuation measure.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Horsepower in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2005	2005	2004
Total Available Horsepower (at period end):
Domestic contract compression	1,948	1,921	1,896
International contract compression	565	566	437
Total	2,513	2,487	2,333

Average Contracted Horsepower:
Domestic contract compression	1,751	1,740	1,665
International contract compression	524	513	401
Total	2,275	2,253	2,066

Horsepower Utilization:
Spot (at period end)	91.0%	91.4%	89.8%
Average	91.0%	90.7%	88.9%

Fabrication Backlog (in millions)	$114	$73	$66

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